Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Vice President, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	January 31, 2011

TELEFLEX NAMES BOARD MEMBER BENSON SMITH CHAIRMAN,
PRESIDENT AND CEO UPON RESIGNATION OF JEFFREY BLACK

Company Reaffirms 2010 Earnings Guidance

LIMERICK, PA., January 31, 2011 – Teleflex Incorporated (NYSE: TFX) today announced that Benson F. Smith, 63, a Teleflex Board member since 2005, has been named Chairman, President and Chief Executive Officer, effective immediately. He replaces Jeffrey P. Black, 51, who has resigned by mutual agreement with Teleflex’s Board of Directors.

Smith spent 25 years at C.R. Bard, Inc., a leading multinational medical device company, most recently as President and Chief Operating Officer and a member of the Board of Directors.  Smith is also Chairman of the Board of Directors of Zoll Medical Corporation and a Board member at Rochester Medical Corporation.

William R. Cook, Lead Director of Teleflex, said, “We are extremely pleased that Benson Smith has agreed to lead Teleflex at this important time in our development.  With his extensive experience in healthcare and medical device businesses, the Board is confident he is ideally suited to take Teleflex to the next level by building on our strong medical device platform.  A member of our Board since 2005, Benson is intimately familiar with our business, our company and our leadership team. He has been instrumental in providing guidance and support in connection with the development and execution of the Company’s strategic plan. We are very fortunate to have someone of his stature immediately available to us and anticipate a seamless transition.”

Smith said, “I’m delighted to assume the CEO role as Teleflex completes its evolution from a diversified industrial company to a pure-play medical device company.  This team has great talent, and we will work together to capitalize on our many growth opportunities.  I’m also grateful for all the good work Jeff Black has done to set the stage for this next chapter.”

Cook continued, “On behalf of the entire Board, I want to thank Jeff for his nearly 10 years of service as CEO of Teleflex and for his willingness to assist in this leadership transition.  Jeff was instrumental in transforming the company, and we appreciate his efforts to help position Teleflex for this next phase of growth. We wish him well in his future endeavors.”

Reaffirms 2010 Earnings Guidance
Teleflex today reaffirmed its 2010 earnings guidance that was announced on November 29, 2010. The company continues to expect total revenues of approximately $1.78 billion and diluted earnings per share from continuing operations excluding special items in the range of $3.85 to $3.95. The Company will release its fourth quarter and fiscal 2010 financial results with 2011 guidance on February 24, 2011 after market close.

Investor Call
Teleflex will hold a conference call to discuss today’s announcement at 9:00 a.m. (ET).  The call will be available by dialing 800-561-2693 (U.S./Canada) or 617-614-3523 (International), Passcode: 68304269 and on the Company’s website at www.teleflex.com. An audio replay will be available until February 7, 2011, 11:59 p.m. (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 67679856.

About Teleflex Incorporated
Teleflex is a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and support patient and provider safety. Teleflex, which employs approximately 12,800 people worldwide, also has niche businesses that serve segments of the aerospace and commercial markets with specialty engineered products. Additional information about Teleflex can be obtained from the Company’s website at www.teleflex.com.

Investor Contact
Jake Elguicze
Vice President Investor Relations
610-948-2836

Media Contact
Stephanie Pillersdorf/Marisa Bricca
Sard Verbinnen & Co
212-687-8080

Forward-Looking Statements

 This press release contains forward-looking statements, including, but not limited to, statements relating to 2010 revenue and adjusted earnings per share guidance.  Actual results could differ materially from those in these forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; our ability to realize efficiencies; changes in material costs and surcharges; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses, including unanticipated costs and difficulties in connection with the resolution of issues related to the FDA corporate warning letter issued to Arrow; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described in Teleflex’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10K.

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